As filed with the Securities and Exchange Commission on August 26, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IPERIONX LIMITED
(Exact name of registrant as specified in its charter)
Australia	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

129 W Trade Street
Suite 1405
Charlotte, NC 28202
(Address of Principal Executive Offices, Zip Code)
IperionX Limited Employee Incentive Plan
Non-Plan Option and RSU Awards to Directors and Employees
(Full title of the Plan)
Jeanne McMullin
Chief Legal Officer, IperionX Limited
129 West Trade Street, Suite 1405, Charlotte, North Carolina 28202(Name and address of agent for service)
(704) 578 3217
(Telephone number, including area code, of agent for service)

Copy to:
Eric Scarazzo
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by IperionX Limited (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	the Company’s annual report on Form 20-F filed on August 26, 2022; and

•
the description of the Company’s ordinary shares contained in its annual report on Form 20-F filed pursuant to Section 12 of the Exchange Act on August 26, 2022 and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Company hereby incorporates by reference herein the description of its ordinary shares contained in its annual report on Form 20-F filed pursuant to Section 12 of the Exchange Act on August 26, 2022 and any amendment or report filed with the Commission for the purpose of updating the description.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Australian law.  Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the officer or director is found guilty;

•
in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

•	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution.  The Registrant’s Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the Company against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director.  This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the Company where the Company requested that person to accept that appointment.

Indemnification Agreements.  Pursuant to the Registrant’s form of deed of indemnity, insurance and access, the Registrant has agreed to indemnify its directors. The Registrant has agreed to indemnify each of its directors against all liabilities incurred while holding office, including indemnifying directors for any legal expenses incurred in defending proceedings relating to their directorship of the Registrant.  Any indemnified amounts must be repaid to the Registrant to the extent that a director is reimbursed from an insurance policy maintained by the Registrant for the directors.  The Registrant has also agreed to obtain and pay the premiums for insurance policies for each of its directors, which may include run-off cover for each director for a period of seven year after they cease to hold office.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1	Constitution of IperionX Limited (Incorporated herein by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F filed on March 29, 2022 (File No. 001-41338)).
5.1*	Opinion of Thomson Geer.
23.1*	Consent of PricewaterhouseCoopers.
23.2*	Consent of Thomson Geer (included in Exhibit 5.1).
23.3*	Consent of Qualified Person - Adam Karst
23.4*	Consent of Qualified Person - Eugene Dardengo
23.5*	Consent of Qualified Person - Stephen Miller
23.6*	Consent of Qualified Person - Stephane Normandin
24.1*	Power of Attorney (included on signature page hereto).
96.1	Technical Report Summary for the Titan Project effective June 30, 2022 (Incorporated herein by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed on July 1, 2022).
99.1	Form of IperionX Limited Employee Incentive Plan (Incorporated herein by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form 20-F filed on March 29, 2022 (File No. 001-41338)).
99.2*	Form of Option Award Agreement
99.3*	Form of RSU Award Agreement
99.4*	Form of Performance Right Agreement
107*	Filing Fee Table

*Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Perth, Australia on August 26, 2022.

IperionX Limited

By:	/s/ Anastasios Arima
Name:	Anastasios Arima
Title:	Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory D. Swan and Jeanne McMullin, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anastasios Arima	Chief Executive Officer and Managing Director (principal executive officer)	August 26, 2022
Name: Anastasios Arima

/s/ Gregory D. Swan	Vice President, Chief Financial Officer and Company Secretary (principal financial and accounting officer)	August 26, 2022
Name: Gregory D. Swan

/s/ Todd W. Hannigan	Executive Chairman	August 26, 2022
Name: Todd W. Hannigan

/s/ Lorraine M. Martin
Name: Lorraine M. Martin	Director	August 26, 2022

/s/ Vaughn W. Taylor	Director	August 26, 2022
Name: Vaughn W. Taylor

/s/ Melissa G. Waller	Director	August 26, 2022
Name: Melissa G. Waller

/s/ Beverly M. Wyse	Director	August 26, 2022
Name: Beverly M. Wyse

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the undersigned, solely in the capacity as the duly authorized representative of IperionX Limited in the United States on  August 26, 2022.

Authorized U.S. Representative

By:	/s/ Jeanne McMullin
	Name:	Jeanne McMullin
	Title:	Chief Legal Officer